Exhibit 10.31

CONSULTING AGREEMENT

            This Consulting Agreement  (the  "Consulting Agreement") made as of February 23, 2004, by and between Marlin Financial Group, Inc., 9812 Falls Road, Suite 114-198, Potomac, MD  20854, ("Consultant") and ZAP with offices at 501 Fourth Street
Santa Rosa, CA 95401 (the "Company").

                        WITNESSETH

            WHEREAS, the Company requires and will continue to require consulting services relating to strategic planning, licensing, management, and marketing in connection with its business; and

            WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

            WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

            1.         APPOINTMENT.

            The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

            2.         TERM.

            The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on February 23, 2006, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

            3.         SERVICES.

            During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition.  Consultant shall provide at least 20 hours per month of consulting time.  Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

(a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company’s assets, resources, products and services;

(b) The implementation of a domestic and international marketing program to enable the Company to broaden the markets for its services;

(c) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

(d) Advice and recommendations regarding including the structure, terms and content of bank loans, institutional loans and private debt funding,

            4.         DUTIES OF THE COMPANY.

            The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph.  The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

            5.         COMPENSATION.

            The Company will immediately issue Consultant 50 class II preferred shares of restricted treasury stock in accordance to rule 144 and 700,000 Class B priced warrants per the plan of reorganization of 2002 at a strike price of$1.07 per share.  The warrants shall have piggyback registration rights and will be included in a preexisting registration statement within the next 9 months. Terms of exercise of such warrants will be limited to no more than 100,000 per month or two hundred thousand per month if the companies stock is trading in excess of 85,000 shares daily volume ten consecutive trading days prior to registration.  In addition, the Company will deliver at it’s sole discretion additional shares of Common Stock that are restricted based on additional duties that the Company may ask Marlin to perform.

The Company may also award additional stock based upon the following milestones to be achieved by Consultant;

1.	Implementation of New Zap Electric Car Dealers either Domestically or Internationally
2.	Implementation of International Financing Program to finance production of Cars
3.	Implementation of Flooring Program
4.	Implementation of Licensing Agreements with International Partners
5.	Implementation of Customer Rebate Processing Department
6.	Closing of a Merger and Acquisition
7.	Closing of a Strategic Alliance

The Company and Consultant will mutually agree on a case-by-case basis, the appropriate award paid to Consultant for achieving the each milestone above.

Consultant in providing the foregoing services shall be reimbursed for any pre-approved out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

            6.         REPRESENTATION AND INDEMNIFICATION.

            The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions.  Consultant in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company.  Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

            7.         MISCELLANEOUS.

            Termination:  This Agreement may be terminated by the Company upon written notice to the other Party for any reason, which shall be effective five (5) business days from the date of such notice. If the Company terminates the Agreement for reasons other than material breach then Consultant shall be entitled to any compensation due at the time of Termination.  This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

            Modification:  This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof.  This Consulting Agreement may be amended only in writing signed by both Parties.

            Notices:  Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.

            Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement.  The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

            Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

            Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof.  Arbitration shall occur only in Sonoma County, California.  The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California.  In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

            IN WITNESS WHEREOF,  this Consulting Agreement has been executed by the

Parties as of the date first above written.

ZAP, Inc.	Marlin Financial Group, Inc.

/s/ Steven Schneider	/s/ Mark Levin
Steven Schneider, CEO	Mark Levin, President